Exhibit (m)(3)(q)

SCHEDULE A

(to the Class C Distribution and Service Plan – Pacific Funds Series Trust)

Class C Shares:

Pacific FundsSM Portfolio Optimization Conservative

Pacific FundsSM Portfolio Optimization Moderate-Conservative

Pacific FundsSM Portfolio Optimization Moderate

Pacific FundsSM Portfolio Optimization Growth (formerly named PL Portfolio Optimization Moderate-Aggressive Fund)

Pacific FundsSM Portfolio Optimization Aggressive-Growth (formerly named PL Portfolio Optimization Aggressive Fund)

Pacific FundsSM Core Income (formerly named PL Income Fund)

Pacific FundsSM Floating Rate Income

Pacific FundsSM High Income

Pacific FundsSM Short Duration Income

Pacific FundsSM Strategic Income

Pacific FundsSM Limited Duration High Income

Pacific FundsSM Diversified Alternatives

Pacific FundsSM Large-Cap

Pacific FundsSM Large-Cap Value

Pacific FundsSM Small/Mid-Cap

Pacific FundsSM Small-Cap

Pacific FundsSM Small-Cap Value

Pacific FundsSM Small-Cap Growth

Effective: January 11, 2016